CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of LCM Landmark Series Trust and to the use of our report dated December 14, 2007 on the statement of assets and liabilities of LCM Landmark Disciplined Growth Fund and the LCM Landmark Active Dividend Fund as of December 7, 2007 and the related statements of operations for the period September 21, 2007 (inception) to December 7, 2007. Such financial statements appear in the Funds’ Statement of Additional Information.

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

December 14, 2007